Exhibit 99.1

Generac Reports Fourth Quarter and Full-Year 2023 Results

Continued strong margin expansion and all-time record free cash flow generation in the fourth quarter; 2024 outlook anticipates a return to net sales growth led by Residential products

WAUKESHA, WISCONSIN (February 14, 2024) – Generac Holdings Inc. (NYSE: GNRC) (“Generac” or the “Company”), a leading global designer and manufacturer of energy technology solutions and other power products, today reported financial results for its fourth quarter and full-year ended December 31, 2023 and initiated its outlook for the full-year 2024.

Fourth Quarter 2023 Highlights

●

Net sales increased 1% to $1.06 billion during the fourth quarter of 2023 as compared to $1.05 billion in the prior-year fourth quarter. Core sales, which excludes both the impact of acquisitions and foreign currency, were approximately flat from the prior year period.

-	Residential product sales increased 1% to $580 million as compared to $575 million last year.

-	Commercial & Industrial (“C&I”) product sales increased slightly to $363 million as compared to $361 million in the prior year.

●	Net income attributable to the Company during the fourth quarter was $97 million, or $1.57 per share, as compared to $71 million, or $0.83 per share, for the same period of 2022.

●

Adjusted net income attributable to the Company, as defined in the accompanying reconciliation schedules, was $126 million, or $2.07 per share, as compared to $113 million, or $1.78 per share, in the fourth quarter of 2022.

●

Adjusted EBITDA before deducting for noncontrolling interests, as defined in the accompanying reconciliation schedules, was $213 million, or 20.0% of net sales, as compared to $174 million, or 16.6% of net sales, in the prior year.

●

Cash flow from operations was a record $317 million as compared to $101 million in the prior year. Free cash flow, as defined in the accompanying reconciliation schedules, was a record $266 million as compared to $80 million for 2022.

●

The Company repurchased approximately 1.3 million shares of its common stock during the fourth quarter for approximately $151 million. Additionally, on February 12, 2024, the Company’s Board of Directors approved a new stock repurchase program that allows for the repurchase of up to $500 million of the Company’s common stock over the next 24 months, replacing the remaining balance on the previous program.

●	On December 13th, the Company completed a $30 million minority investment in Wallbox (NYSE: WBX), a global leader in smart electric vehicle (EV) charging and energy management solutions.

●

The Company is initiating its full-year 2024 net sales growth guidance to be approximately 3 to 7% as compared to the prior year on an as-reported basis, which includes a slight favorable impact from foreign currency. Adjusted EBITDA margin, before deducting for non-controlling interests, is expected to be approximately 16.5 to 17.5%.

Full-Year 2023 Highlights

●	Net sales declined 12% to $4.02 billion during 2023 as compared to $4.56 billion in 2022. Core sales, which excludes both the impact of acquisitions and foreign currency, decreased approximately 14%.

-	Residential product sales declined 29% to $2.06 billion as compared to $2.91 billion last year.

-	C&I product sales grew 19% to $1.49 billion as compared to $1.26 billion in the prior year.

●	Net income attributable to the Company during 2023 was $215 million, or $3.27 per share, as compared to $400 million, or $5.42 per share for 2022.

●

Adjusted net income attributable to the Company, as defined in the accompanying reconciliation schedules, was $335 million, or $5.40 per share, as compared to $539 million, or $8.33 per share, in 2022.

●

Adjusted EBITDA before deducting for noncontrolling interests, as defined in the accompanying reconciliation schedules, for 2023 was $638 million, or 15.9% of net sales, as compared to $825 million, or 18.1% of net sales, last year.

●

Cash flow from operations was a record $522 million as compared to $59 million in the prior year. Free cash flow, as defined in the accompanying reconciliation schedules, was $396 million as compared to $(24) million for 2022.

●	The Company repurchased approximately 2.2 million shares of its common stock during 2023 for approximately $252 million.

“Our fourth quarter results demonstrate continued improvement in operating performance resulting in strong margin expansion and cash flow generation as we exited the year,” said Aaron Jagdfeld, President and Chief Executive Officer. “Despite fewer power outages in the fourth quarter, home standby generator shipments returned to year-over-year growth, and activations reached a quarterly record. Global C&I product sales were approximately flat as compared to the prior year with telecom and rental markets experiencing cyclical declines. Additionally, we generated record cash flow in the quarter which allowed us to enhance shareholder value through continued share repurchases and investments to accelerate our Powering A Smarter World enterprise strategy.”

Additional Fourth Quarter 2023 Consolidated Highlights

Gross profit margin was 36.5% as compared to 32.7% in the prior-year fourth quarter. The increase in gross margin was primarily driven by favorable product mix, production efficiencies, and lower raw material and logistics costs.

Operating expenses increased $1.8 million, or 0.8%, as compared to the fourth quarter of 2022. The increase in operating expenses was primarily driven by increased employee and marketing costs.

Provision for income taxes for the current year quarter was $30.0 million, or an effective tax rate of 23.7%, as compared to $13.6 million, or a 15.5% effective tax rate, for the prior year. The increase in effective tax rate was primarily driven by discrete tax benefits in the prior year quarter that did not repeat in the current year.

Cash flow from operations was $316.9 million during the fourth quarter, as compared to $100.9 million in the prior year. Free cash flow, as defined in the accompanying reconciliation schedules, was $266.4 million as compared to $80.3 million in the fourth quarter of 2022. The significant improvement in free cash flow was primarily due to a $144 million reduction in inventory during the quarter, together with higher operating earnings. This increase was partially offset by higher capital expenditures during the quarter.

Business Segment Results

Domestic Segment

Domestic segment total sales (including inter-segment sales) increased 1% to $891.0 million as compared to $880.6 million in the prior year. The slight increase in domestic sales was driven primarily by higher home standby generator shipments, as well as an increase in C&I product shipments to industrial distributors and direct customers for “beyond standby” applications. This growth was partially offset by lower portable generator sales and a decline in C&I product shipments to telecom and national rental equipment customers.

Adjusted EBITDA for the segment was $192.2 million, or 21.6% of domestic segment total sales, as compared to $144.1 million in the prior year, or 16.4% of total sales. This margin improvement was primarily driven by favorable sales mix and lower input costs.

International Segment

International segment total sales (including inter-segment sales) decreased 13% to $190.1 million as compared to $219.2 million in the prior year quarter, including an approximate 7% sales growth contribution from foreign currency and acquisitions. The approximately 20% core total sales decline for the segment was primarily driven by lower inter-segment sales related to softness in the telecom market and lower portable generator shipments in Europe.

Adjusted EBITDA for the segment, before deducting for noncontrolling interests, was $20.4 million, or 10.7% of international segment total sales, as compared to $29.5 million, or 13.5% of total sales, in the prior year. This margin decline was primarily driven by unfavorable sales mix and reduced operating leverage on lower shipments.

2024 Outlook

The Company is initiating guidance for full-year 2024 that anticipates a return to net sales growth as compared to the prior year. This growth is expected to be driven primarily by residential product sales growth in the mid-teens range, led by shipments of home standby generators and residential energy technology products. Partially offsetting this projected strength, C&I product sales are expected to decline at a rate of approximately 10%, primarily due to weakness with certain direct telecom, rental, and “beyond standby” customers. As a result of these factors, full-year net sales are expected to increase between 3 to 7% as compared to the prior year, which includes a slight favorable impact from foreign currency.

Additionally, the Company expects net income margin, before deducting for non-controlling interests, to be approximately 6.5 to 7.5% for the full-year 2024. The corresponding adjusted EBITDA margin is expected to be approximately 16.5 to 17.5%.

The Company expects to maintain strong levels of operating and free cash flow generation for the full year, with free cash flow conversion from adjusted net income expected to be approximately 100%.

Mr. Jagdfeld concluded, “In 2024, we expect to return to consolidated sales growth and year-over-year margin expansion for the full year period while also continuing to invest for future growth. Importantly, the mega-trends that support these expectations as well as our robust long-term growth outlook remain firmly intact. As reliance on electricity continues to increase and supply-demand imbalances remain a challenge for grid operators, we will continue to execute our strategic plan to lead the evolution to more resilient, efficient, and sustainable energy solutions.”

Conference Call and Webcast

Generac management will hold a conference call at 10:00 a.m. EST on Wednesday, February 14, 2024 to discuss fourth quarter and full-year 2023 operating results. The conference call can be accessed at the following link: https://register.vevent.com/register/BIedddb843f9564021bf0d57eb7e31888f. Individuals that wish to listen via telephone will be given dial-in information.

The conference call will also be webcast simultaneously on Generac's website (http://www.generac.com), accessed under the Investor Relations link. The webcast link will be made available on the Company’s website prior to the start of the call within the Events section of the Investor Relations website.

Following the live webcast, a replay will be available on the Company’s website for 12 months.

About Generac

Generac is a leading energy technology company that provides backup and prime power products and energy storage systems for home and commercial & industrial applications, energy monitoring & management devices and services, and other engine & battery powered tools and equipment. Founded in 1959, Generac introduced the first affordable backup generator and later created the category of automatic home standby generator. The Company has continued to expand its energy technology offerings in its mission to lead the evolution to more resilient, efficient, and sustainable energy solutions.

Forward-looking Information

Certain statements contained in this news release, as well as other information provided from time to time by Generac Holdings Inc. or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements give Generac's current expectations and projections relating to the Company's financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "forecast," "project," "plan," "intend," "believe," "confident," "may," "should," "can have," "likely," "future," “optimistic” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

Any such forward-looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company's control) and assumptions. Although Generac believes any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Generac's actual financial results and cause them to differ materially from those anticipated in any forward-looking statements, including:

●	frequency and duration of power outages impacting demand for our products;
●	fluctuations in cost and quality of raw materials required to manufacture our products;
●

availability of both labor and key components from our manufacturing operations and global supply chain, including single-sourced components and contract manufacturers, needed in producing our products;

●	the possibility that the expected synergies, efficiencies and cost savings of our acquisitions will not be realized, or will not be realized within the expected time period;
●	the risk that our acquisitions will not be integrated successfully;
●	the impact on our results of possible fluctuations in interest rates, foreign currency exchange rates, commodities, product mix, logistics costs and regulatory tariffs;
●	difficulties we may encounter as our business expands globally or into new markets;
●	our dependence on our distribution network;
●	our ability to remain competitive by investing in, developing or adapting to changing technologies and manufacturing techniques, as well as protecting our intellectual property rights;
●	loss of our key management and employees;
●	increase in product and other liability claims or recalls;
●	failures or security breaches of our networks, information technology systems, or connected products;
●	changes in laws and regulations regarding environmental, health and safety, product compliance, or international trade that affect our products, operations, or customer demand;
●	significant legal proceedings, claims, lawsuits or government investigations; and
●	changes in durable goods spending by consumers and businesses or other macroeconomic conditions, impacting demand for our products.

Should one or more of these risks or uncertainties materialize, Generac's actual results may vary in material respects from those projected in any forward-looking statements. In the current environment, some of the above factors have materialized and may cause actual results to vary from these forward-looking statements. A detailed discussion of these and other factors that may affect future results is contained in Generac's filings with the U.S. Securities and Exchange Commission (“SEC”), particularly in the Risk Factors section of the 2022 Annual Report on Form 10-K and in its periodic reports on Form 10-Q. Stockholders, potential investors and other readers should consider these factors carefully in evaluating the forward-looking statements.

Any forward-looking statement made by Generac in this press release speaks only as of the date on which it is made.  Generac undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP Financial Metrics

Core Sales

The Company references core sales to further supplement Generac's condensed consolidated financial statements presented in accordance with U.S. GAAP. Core sales excludes the impact of acquisitions and fluctuations in foreign currency translation. Management believes that core sales facilitates easier and more meaningful comparison of net sales performance with prior and future periods.

Adjusted EBITDA

To supplement our condensed consolidated financial statements presented in accordance with U.S. GAAP, the Company provides the computation of Adjusted EBITDA attributable to the Company, which is defined as net income before noncontrolling interest adjusted for the following items: interest expense, depreciation expense, amortization of intangible assets, income tax expense, certain non-cash gains and losses including purchase accounting and contingent consideration adjustments, share-based compensation expense, losses on extinguishment of debt, certain transaction costs and credit facility fees, business optimization expenses, certain specific provisions, and adjusted EBITDA attributable to noncontrolling interests, as set forth in the reconciliation table below.

Adjusted Net Income

To further supplement Generac's condensed consolidated financial statements presented in accordance with U.S. GAAP, the Company provides a summary to show the computation of adjusted net income attributable to the Company. Adjusted net income attributable to the Company is defined as net income before noncontrolling interests adjusted for the following items: amortization of intangible assets, amortization of deferred financing costs and original issue discount related to the Company's debt, intangible impairment charges, certain transaction costs and other purchase accounting adjustments, losses on extinguishment of debt, business optimization and other charges, certain specific provisions, certain other non-cash gains and losses, and adjusted net income attributable to non-controlling interests.

Free Cash Flow

In addition, we reference free cash flow to further supplement Generac's condensed consolidated financial statements presented in accordance with U.S. GAAP. Free cash flow is defined as net cash provided by operating activities, plus proceeds from beneficial interests in securitization transactions, less expenditures for property and equipment, and is intended to be a measure of operational cash flow taking into account additional capital expenditure investment into the business.

The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with U.S. GAAP.  Please see the accompanying Reconciliation Schedules and our SEC filings for additional discussion of the basis for Generac's reporting of Non-GAAP financial measures, which includes why the Company believes these measures provide useful information to investors and the additional purposes for which management uses the non-GAAP financial information.

SOURCE: Generac Holdings Inc.

CONTACT:

Kris Rosemann

Senior Manager – Corporate Development & Investor Relations
(262) 506-6064
InvestorRelations@generac.com

Generac Holdings Inc.
Consolidated Balance Sheets
(U.S. Dollars in Thousands, Except Share and Per Share Data)
(Unaudited)

	December 31,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$200,994	$132,723
Accounts receivable, less allowance for credit losses of $33,925 and $27,664 at December 31, 2023 and 2022, respectively	537,316	522,458
Inventories	1,167,484	1,405,384
Prepaid expenses and other assets	91,898	121,783
Total current assets	1,997,692	2,182,348

Property and equipment, net	598,577	467,604

Customer lists, net	184,513	206,987
Patents and technology, net	417,441	454,757
Other intangible assets, net	27,127	41,719
Tradenames, net	216,995	227,251
Goodwill	1,432,384	1,400,880
Deferred income taxes	15,532	12,746
Operating lease and other assets	203,051	175,170
Total assets	$5,093,312	$5,169,462

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$81,769	$48,990
Accounts payable	340,719	446,050
Accrued wages and employee benefits	54,970	45,741
Accrued product warranty	65,298	89,141
Other accrued liabilities	292,120	349,389
Current portion of long-term borrowings and finance lease obligations	45,895	12,733
Total current liabilities	880,771	992,044

Long-term borrowings and finance lease obligations	1,447,553	1,369,085
Deferred income taxes	90,012	125,691
Deferred revenue	167,008	143,726
Operating lease and other long-term liabilities	158,349	169,190
Total liabilities	2,743,693	2,799,736

Redeemable noncontrolling interest	6,549	110,471

Stockholders’ equity:
Common stock, par value $0.01, 500,000,000 shares authorized, 73,195,055 and 72,701,257 shares issued at December 31, 2023 and 2022, respectively	733	728
Additional paid-in capital	1,070,386	1,016,138
Treasury stock, at cost, 13,057,298 and 11,284,350 shares at December 31, 2023 and 2022, respectively	(1,032,921)	(808,491)
Excess purchase price over predecessor basis	(202,116)	(202,116)
Retained earnings	2,519,313	2,316,224
Accumulated other comprehensive loss	(15,143)	(65,102)
Stockholders’ equity attributable to Generac Holdings Inc.	2,340,252	2,257,381
Noncontrolling interests	2,818	1,874
Total stockholders’ equity	2,343,070	2,259,255
Total liabilities and stockholders’ equity	$5,093,312	$5,169,462

Generac Holdings Inc.
Consolidated Statements of Comprehensive Income
(U.S. Dollars in Thousands, Except Share and Per Share Data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

Net sales	$1,063,670	$1,049,232	$4,022,667	$4,564,737
Costs of goods sold	674,946	706,065	2,657,236	3,042,733
Gross profit	388,724	343,167	1,365,431	1,522,004

Operating expenses:
Selling and service	113,839	107,570	448,199	496,260
Research and development	44,369	38,446	173,443	159,774
General and administrative	54,288	64,284	253,396	196,320
Amortization of intangibles	25,260	25,639	104,194	103,320
Total operating expenses	237,756	235,939	979,232	955,674
Income from operations	150,968	107,228	386,199	566,330

Other (expense) income:
Interest expense	(24,765)	(19,523)	(97,627)	(54,826)
Investment income	1,483	509	4,272	1,129
Loss on extinguishment of debt	–	–	–	(3,743)
Other, net	(880)	(755)	(2,544)	(424)
Total other expense, net	(24,162)	(19,769)	(95,899)	(57,864)

Income before provision for income taxes	126,806	87,459	290,300	508,466
Provision for income taxes	29,996	13,568	73,180	99,596
Net income	96,810	73,891	217,120	408,870
Net income attributable to noncontrolling interests	209	2,876	2,514	9,368
Net income attributable to Generac Holdings Inc.	$96,601	$71,015	$214,606	$399,502

Other comprehensive income (loss):
Foreign currency translation adjustment	36,784	56,424	57,963	(48,841)
Net unrealized (loss) gain on derivatives	(10,313)	(1,120)	(8,004)	38,494
Other comprehensive income (loss)	26,471	55,304	49,959	(10,347)
Total comprehensive income	123,281	129,195	267,079	398,523
Comprehensive income attributable to noncontrolling interests	246	6,764	2,581	11,179
Comprehensive income attributable to Generac Holdings Inc.	$123,035	$122,431	$264,498	$387,344

Net income attributable to common shareholders per common share - basic:	$1.59	$0.84	$3.31	$5.55
Weighted average common shares outstanding - basic:	60,391,678	62,370,769	61,265,060	63,117,007

Net income attributable to common shareholders per common share - diluted:	$1.57	$0.83	$3.27	$5.42
Weighted average common shares outstanding - diluted:	61,038,694	63,583,384	62,058,387	64,681,357

Generac Holdings Inc.
Consolidated Statements of Cash Flows
(U.S. Dollars in Thousands)
(Unaudited)

	Year Ended December 31,
	2023	2022
Operating activities
Net income	$217,120	$408,870
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	62,408	52,821
Amortization of intangible assets	104,194	103,320
Amortization of original issue discount and deferred financing costs	3,885	3,234
Loss on extinguishment of debt	-	3,743
Deferred income taxes	(34,478)	(95,465)
Share-based compensation expense	35,492	29,481
Gain on disposal of assets	(285)	(592)
Other noncash charges	5,922	18,339
Net changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(18,272)	6,547
Inventories	262,670	(319,274)
Other assets	24,266	4,766
Accounts payable	(120,900)	(223,031)
Accrued wages and employee benefits	7,962	(27,369)
Other accrued liabilities	(27,337)	110,036
Excess tax benefits from equity awards	(977)	(16,910)
Net cash provided by operating activities	521,670	58,516

Investing activities
Proceeds from sale of property and equipment	2,896	2,077
Proceeds from sale of investment	-	1,308
Proceeds from beneficial interest in securitization transactions	3,294	3,566
Contribution to equity method investment	(6,627)	(14,930)
Expenditures for property and equipment	(129,060)	(86,188)
Purchase of long-term investment	(32,592)	(15,000)
Acquisition of businesses, net of cash acquired	(15,974)	(25,065)
Net cash used in investing activities	(178,063)	(134,232)

Financing activities
Proceeds from short-term borrowings	64,257	248,209
Proceeds from long-term borrowings	348,827	1,026,284
Repayments of short-term borrowings	(37,104)	(268,133)
Repayments of long-term borrowings and finance lease obligations	(288,699)	(542,191)
Stock repurchases	(251,513)	(345,840)
Payment of contingent acquisition consideration	(4,979)	(16,135)
Payment of debt issuance costs	-	(10,330)
Purchase of additional ownership interest	(104,844)	(375)
Cash dividends paid to noncontrolling interest of subsidiary	-	(309)
Taxes paid related to equity awards	(10,897)	(40,923)
Proceeds from the exercise of stock options	7,815	13,786
Net cash (used in) provided by financing activities	(277,137)	64,043

Effect of exchange rate changes on cash and cash equivalents	1,801	(2,943)

Net increase (decrease) in cash and cash equivalents	68,271	(14,616)
Cash and cash equivalents at beginning of period	132,723	147,339
Cash and cash equivalents at end of period	$200,994	$132,723

Supplemental disclosure of cash flow information
Cash paid during the period
Interest	$77,989	$48,912
Income taxes	100,082	150,893

Generac Holdings Inc.
Segment Reporting and Product Class Information
(U.S. Dollars in Thousands)
(Unaudited)

	Total Sales by Reportable Segment
	Three Months Ended December 31, 2023			Three Months Ended December 31, 2022
	External Net Sales	Intersegment Sales	Total Sales	External Net Sales	Intersegment Sales	Total Sales
Domestic	$881,033	$9,977	$891,010	$864,629	$15,989	$880,618
International	182,637	7,474	190,111	184,603	34,624	219,227
Intercompany elimination	-	(17,451)	(17,451)	-	(50,613)	(50,613)
Total net sales	$1,063,670	$-	$1,063,670	$1,049,232	$-	$1,049,232

	Total Sales by Reportable Segment
	Year Ended December 31, 2023			Year Ended December 31, 2022
	External Net Sales	Intersegment Sales	Total Sales	External Net Sales	Intersegment Sales	Total Sales
Domestic	$3,276,324	$43,937	$3,320,261	$3,867,866	$60,731	$3,928,597
International	746,343	91,552	837,895	696,871	93,699	790,570
Intercompany elimination	-	(135,489)	(135,489)	-	(154,430)	(154,430)
Total net sales	$4,022,667	$-	$4,022,667	$4,564,737	$-	$4,564,737

	External Net Sales by Product Class
	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Residential products	$580,391	$574,799	$2,062,929	$2,911,871
Commercial & industrial products	362,923	361,473	1,494,799	1,260,737
Other	120,356	112,960	464,939	392,129
Total net sales	$1,063,670	$1,049,232	$4,022,667	$4,564,737

	Adjusted EBITDA by Reportable Segment
	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Domestic	$192,203	$144,143	$523,337	$716,302
International	20,434	29,533	114,522	109,065
Total adjusted EBITDA (1)	$212,637	$173,676	$637,859	$825,367

(1) See reconciliation of Adjusted EBITDA to Net income attributable to Generac Holdings Inc. on the following reconciliation schedule.

Generac Holdings Inc.
Reconciliation Schedules
(U.S. Dollars in Thousands, Except Share and Per Share Data)
(Unaudited)

Net income to Adjusted EBITDA reconciliation
	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

Net income attributable to Generac Holdings Inc.	$96,601	$71,015	$214,606	$399,502
Net income attributable to noncontrolling interests	209	2,876	2,514	9,368
Net income	96,810	73,891	217,120	408,870
Interest expense	24,765	19,523	97,627	54,826
Depreciation and amortization	42,453	39,417	166,602	156,141
Provision for income taxes	29,996	13,568	73,180	99,596
Non-cash write-down and other adjustments (1)	(696)	7,934	(5,953)	(2,091)
Non-cash share-based compensation expense (2)	5,186	6,058	35,492	29,481
Loss on extinguishment of debt (3)	-	-	-	3,743
Transaction costs and credit facility fees (4)	893	1,195	4,054	5,026
Business optimization and other charges (5)	2,400	1,000	10,551	4,371
Provision for legal, regulatory, and clean energy product charges (6)	10,577	10,000	38,490	65,265
Other	253	1,090	696	139
Adjusted EBITDA	212,637	173,676	637,859	825,367
Adjusted EBITDA attributable to noncontrolling interests	541	4,288	4,687	15,087
Adjusted EBITDA attributable to Generac Holdings Inc.	$212,096	$169,388	$633,172	$810,280

(1) Includes gains/losses on the disposition of assets other than in the ordinary course of business, gains/losses on sales of certain investments, unrealized mark-to-market adjustments on commodity contracts, certain foreign currency related adjustments, and certain purchase accounting and contingent consideration adjustments. A full description of these and the other reconciliation adjustments contained in these schedules is included in Generac's SEC filings.

(2) Represents share-based compensation expense to account for stock options, restricted stock and other stock awards over their respective vesting periods.

(3) Represents the write-off of original issue discount and capitalized debt issuance costs due to voluntary debt prepayment.

(4) Represents transaction costs incurred directly in connection with any investment, as defined in our credit agreement, equity issuance or debt issuance or refinancing, together with certain fees relating to our senior secured credit facilities.

(5) Represents severance and other restructuring charges related to the consolidation of certain operating facilities and organizational functions.

(6) Represents the following significant and unusual charges not indicative of our ongoing operations:

•	a provision for judgements and legal expenses related to certain patent and securities lawsuits - $6.2 million in the fourth quarter of 2023; $28.3 million in the full year 2023.
•

a provision for a matter with the Consumer Product Safety Commission ("CPSC") concerning the imposition of civil fines for allegedly failing to timely submit a report under the Consumer Product Safety Act ("CPSA") in relation to certain portable generators that were subject to a voluntary recall previously announced on July 29, 2021 - $5.8 million in the first quarter of 2023; $10.0 million in the fourth quarter of 2022.

•

a bad debt provision and additional customer support costs related to a clean energy product customer that filed for bankruptcy in 2022 – $4.4 million additional customer support costs in the fourth quarter of 2023; $17.9 million bad debt provision in the third quarter of 2022.

•	a warranty provision to address certain clean energy product warranty-related matters - $37.3 million in the third quarter of 2022.

Net income to Adjusted net income reconciliation
	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

Net income attributable to Generac Holdings Inc.	$96,601	$71,015	$214,606	$399,502
Net income attributable to noncontrolling interests	209	2,876	2,514	9,368
Net income	96,810	73,891	217,120	408,870
Amortization of intangible assets	25,260	25,639	104,194	103,320
Amortization of deferred finance costs and original issue discount	983	973	3,885	3,234
Loss on extinguishment of debt (3)	-	–	-	3,743
Transaction costs and other purchase accounting adjustments (7)	346	11,239	2,089	3,588
(Gain)/loss attributable to business or asset dispositions (8)	-	–	(119)	(229)
Business optimization and other charges (5)	2,400	1,000	10,551	4,371
Provision for legal, regulatory, and clean energy product charges (6)	10,577	10,000	38,490	65,265
Tax effect of add backs	(9,908)	(7,038)	(38,384)	(43,638)
Adjusted net income	126,468	115,704	337,826	548,524
Adjusted net income (loss) attributable to noncontrolling interests	209	2,476	2,514	9,675
Adjusted net income attributable to Generac Holdings Inc.	$126,259	$113,228	$335,312	$538,849

Adjusted net income attributable to Generac Holdings Inc. per common share - diluted:	$2.07	$1.78	$5.40	$8.33
Weighted average common shares outstanding - diluted:	61,038,694	63,583,384	62,058,387	64,681,357

(7) Represents transaction costs incurred directly in connection with any investment, as defined in our credit agreement, equity issuance or debt issuance or refinancing, and certain purchase accounting and contingent consideration adjustments.

(8) Represents gains and losses attributable to the disposition of a business or assets occurring in other than ordinary course, as defined in our credit agreement.

Free Cash Flow Reconciliation
	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

Net cash provided by operating activities	$316,946	$100,868	$521,670	$58,516
Proceeds from beneficial interests in securitization transactions	761	821	3,294	3,566
Expenditures for property and equipment	(51,342)	(21,355)	(129,060)	(86,188)
Free cash flow	$266,365	$80,334	$395,904	$(24,106)